UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE

ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):

JULY 9, 2004

ANALYTICAL SURVEYS, INC.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

COLORADO	84-0846389
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

11900 CROWNPOINT DRIVE, SAN ANTONIO, TEXAS 78233

(Address of principal executive offices)

(210) 657-1500

(Registrant’s telephone number, including area code)

(FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT: NOT APPLICABLE

Item 5. Other Events and Required FD Disclosure

On May 21, 2004, Analytical Surveys, Inc. (the “Company”) received a notice from the Nasdaq Stock Market (“Nasdaq”) that it was not in compliance with the minimum requirement of $2,500,000 stockholders’ equity or $35,000,000 market value of listed securities or $500,000 net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years as set forth in Marketplace Rule 4310(c)(2)(B) (the “Rule”) for continued listing on the Nasdaq SmallCap Market as of March 31, 2004. Nasdaq requested that the Company provide a specific plan to achieve and sustain compliance with the Rule, including the time frame for completion of the plan.

The Company responded to Nasdaq on June 14, 2004. In its response, the Company stated that it was in the process of completing several transactions, which the Company believes will enable it to increase stockholders’ equity by June 30, 2004. On July 2, 2004, the Company received a letter from Nasdaq stating that its staff believes that the Company’s submission provided a definitive plan evidencing its ability to achieve and sustain compliance with the Rule, and as a result, granted an extension of time to complete the transactions referenced below on or before July 12, 2004.

On June 25, 2004, the Company completed the early redemption of 1,341,000 shares (“Shares”), or 84%, of its 1,600,000 Series A Redeemable Preferred Stock. The Company paid the holders of the Shares $251,245 to redeem the Shares which, at March 31, 2004, were carried at approximately $1,446,000 plus accrued dividends totaling approximately $170,000. As a result of the early redemption, the Company will recognize a gain of approximately $1,540,000 and a corresponding increase to stockholders’ equity. A press release announcing the early redemption is filed as Exhibit 99.1 to this Current Report on Form 8-K (the “Form 8-K”).

In addition, the Company has restructured its $1.7 million Senior Secured Convertible Promissory Note (the “Note”). The maturity of the Note has been extended until January 2, 2006. The Note is convertible into shares of the Company’s common stock pursuant to the terms of the previous note or is payable in cash upon maturity at the option of the holder of the Note. The restructuring eliminated approximately $134,000 of accrued interest, cured the event of default that had been announced by the Company on June 1, 2004, and eliminated all penalties that had been incurred under the event of default. The restructuring of the Note will result in an increase in stockholders’ equity of approximately $67,000. A press release announcing the restructured Note and cure of default is filed as Exhibit 99.2 to this Form 8-K. The Note, together with the Amended and Restated Registration Rights Agreement made by the Company for the benefit of the holder of the Note, and the Security Agreement made by the Company for the benefit of the holder of the Note, are filed as Exhibits 4.1, 4.2 and 4.3, respectively to this Form 8-K.

Finally, the Company has received certain reimbursements of legal defense costs above the receivable carrying value and negotiated a reduction in a payable due amount, resulting in a gain of approximately $234,000. As a result of all of these transactions, stockholders’ equity will increase approximately $1,840,000. Including a projected loss of approximately $480,000 for the quarter, the Company expects to report stockholders’ equity of approximately $3,340,000 at September 30, 2004.

The Company has completed all of the transactions referenced in its submission to Nasdaq, and as of the date of this Current Report on Form 8-K, the Company believes that it has regained compliance with the $2,500,000 stockholders’ equity requirement based upon the completion of the transactions described above.

In its letter, Nasdaq indicated that it will continue to monitor the Company’s ongoing compliance with the stockholders’ equity requirement and, if at the time of the Company’s next periodic report the Company does not evidence compliance, it may be subject to delisting.

Item 7. Financial Statements and Exhibits

(c) Exhibits

4.1	Senior Secured Convertible Promissory Note of the Company dated June 30, 2004.

4.2	Amended and Restated Registration Rights Agreement dated June 30, 2004, by the Company for the benefit of Tonga Partners, L.P.

4.3	Amended and Restated Security Agreement dated June 30, 2004, by the Company for the benefit of Tonga Partners, L.P.

99.1	Press Release dated July 7, 2004, issued by the Company.

99.2	Press Release dated July 8, 2004, issued by the Company.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 9, 2004	Analytical Surveys, Inc. (Registrant)

/s/ Lori A. Jones
Lori A. Jones Chief Financial Officer